Exhibit 10.34

CONFIDENTIAL SEVERANCE AGREEMENT AND FULL AND GENERAL RELEASE

The purpose of this Confidential Severance Agreement and Full and General Release (“Agreement”) is to set forth the terms and conditions of your separation from employment with Cartesian, Inc. (the “Company”). Unless otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Employment Agreement between the Company and John C. Ferrara (“Employee” or “You”), dated September 29, 2015 (“Original Employment Agreement”), as amended by Amendment No. 1 thereto, dated September 28, 2016 (the “First Amendment”) and Amendment No. 2 thereto, dated November 14, 2017 (the “Second Amendment”). The Original Employment Agreement, as amended by the First Amendment and the Second Amendment, is referred to herein as the “Employment Agreement.”

The Company and John C. Ferrara agree as follows:

1.Separation Date: Employee’s separation from employment with the Company will be effective November 15, 2017 (the “Separation Date”).

2.Benefits Payable: In accordance with Section 12(c) of the Employment Agreement, but subject to (a) increase under Section 13 (b) of the Employment Agreement should a Change of Control (as defined in Section 13(c) of the Employment Agreement) occur within three (3) months of your termination, the ongoing obligations of which the Company hereby confirms, and (b) this Agreement not having been revoked under Section 12(f) of this Agreement, you will be entitled to receive, on the expiration of the Revocation Period (as defined in Section 12(f) of this Agreement), the following compensation, less all applicable withholdings and taxes (collectively, “Employment Agreement Severance”): (i) your Base Salary, and accrued but unpaid vacation time through the Separation Date; (ii) severance pay consisting of six (6) months of Base Salary (payable over six (6) months according to the Company’s then regular payroll schedule; (iii) payment by the Company of the first six (6) months of premium for any COBRA coverage you elect through the Company, if any; and (iv) reimbursement from the Company for expenses accrued and payable under Section 6 of the Employment Agreement. As additional consideration for this Agreement, the Company also agrees to accelerate the vesting your stock options granted September 28, 2016 so that they will be fully vested as of November 14, 2017, provided, however, that such stock options will not be exercisable if this Agreement has been revoked by you under Section 12(f) of this Agreement. Such accelerations of vesting and the Employment Agreement Severance are referred to collectively herein as the “Severance Consideration”). You and the Company agree that there are no other vested accrued benefits to which you are currently entitled under any agreement between you and the Company, or any applicable Company plans, programs, policies or arrangements.
In order to be eligible to receive the Severance Consideration, a properly executed Agreement must be received by Nancy Morrow, Senior Vice President, Human Resources, 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, 913.234.3387 (facsimile), on or before December 7, 2017 and Employee must not revoke this Agreement as set out in Section 12(f) of this Agreement. Payment of the Employment Agreement Severance will be made in equal installments on the Company’s regularly scheduled payroll periods, and shall be made after the expiration of the Revocation Period (as defined in Section 12(f) of this Agreement). Employee’s benefits in all other currently elected benefit plans shall terminate in accordance with the terms and conditions of such plans.
Employee acknowledges that the Severance Consideration is good and valuable consideration in exchange for this Agreement, and further acknowledges and agrees that: (i) other than the Severance Consideration or as otherwise stated herein, including the ongoing obligations of Section 13 of the Employment Agreement, the Company has paid Employee all compensation and benefits due and owing to Employee related to any employment relationship between Employee and the Company and/or its affiliates including, without limitation, all (to the extent applicable) salary or wages due for hours worked by Employee, commissions, bonuses, sick pay, vacation pay, paid time off, stock, restricted stock, restricted stock units, stock options, and other benefits, and (ii) that as of the Separation Date, Employee is no longer an employee of the Company or its affiliates, and may under no circumstance represent Employee to be in any way connected with or a representative of the Company or its affiliates.

3.Release: In consideration of the Severance Consideration set forth above, and as a material inducement to the Company to enter into this Agreement, you agree, for yourself, your heirs, executors, administrators, representatives, successors and assigns and anyone claiming by, through or for you, or anyone making a claim on your behalf (collectively, the “Releasing Parties”), to, and do hereby, irrevocably and unconditionally waive, release and forever discharge the Company, and its present, past, and future parents, subsidiaries, and affiliated entities, divisions, affiliates, predecessors, principals, partners, joint venturers, representatives, successors, and assigns, and their past and present owners, directors, officers, employees, stockholders, attorneys, agents, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever in their individual, corporate, partnership, limited liability company, trust or other official capacities (collectively “Released Parties”), from any and all liability, actions, causes of actions, damages, demands, recoveries of any kind, or claims, whether known or unknown, which Employee has, ever has had, or in the future, including, without limitation, common law claims, statutory claims under state or federal law including any rights and claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Employee Retirement Income Security Act, COBRA, the Americans with Disabilities Act, the Family & Medical Leave Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Massachusetts Fair Employment Practices Law,  M.G.L. c. 151B; the Massachusetts Civil Rights Act, M.G.L. c. 12 §11H et seq., the Massachusetts Equal Rights Act, M.G.L. c. 93 § 102 et seq., the Massachusetts Privacy Statute, M.G.L. c. 214 §1B; the Massachusetts Sexual Harassment Statute, M.G.L. c. 214 §1C; the Massachusetts Wage Act, M.G.L. ch. 149 §§ 148, 150 et seq.; the Massachusetts Minimum Fair Wage Law, M.G.L. ch. 151; any claims that may be released under Massachusetts labor statutes, M.G.L. c. 149, any other state’s human rights act, wage payment act, civil rights laws, or similar laws, any law governing any aspect of employment, and any amendments thereto, any claim under any state or federal common law, statute, regulation or ordinance, breach of contract claims, retaliation claims, tort claims, state law public policy claims, breach of any collective bargaining agreement claims, and all demands, damages expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which any of the Releasing Parties may now or hereafter have against the Released Parties and/or have on account of, arising out of, or in connection with all acts, omissions, transactions or contracts, express or implied, between Employee and the Released Parties, including, but not limited to Employee’s employment and the termination thereof, or any acts, omissions, transactions, or occurrences between the Employee and the Released Parties through the date of this Agreement.
Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”) or Family and Medical Leave Act (“FMLA”) and/or any equivalent state law, Employee admits that Employee has received from the Company all rights and benefits, if any, potentially due to Employee pursuant to the FLSA, FMLA, and/or any other relevant laws. It is the parties’ intent to release all claims which can legally be released, as such, this release does not apply to those claims which as a matter of law cannot be released. Employee states that Employee is aware of no facts (including any injuries or illnesses) which might lead to Employee's filing of a workers’ compensation claim against the Released Parties, and Employee warrants and agrees that Employee has not suffered any work injury that Employee has not previously disclosed to the Company.
Nothing in this Agreement shall limit or impede Employee’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other Federal, State, or Local Agency; to file a claim for unemployment benefits; to file a claim asserting any causes of action which by law Employee may not legally waive; or to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee agrees, however, that if Employee or any of the other Releasing Parties brings any action concerning or related to any cause of action or liability released in this Agreement, Employee waives the right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.  Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act.
Nothing in this Agreement is intended to discourage or restrict Employee from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade

Secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in complaint or other document filed in a lawsuit or other proceeding.
THIS MEANS THAT BY SIGNING THIS AGREEMENT THE RELEASING PARTIES WILL HAVE WAIVED ANY RIGHT THE RELEASING PARTIES MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY, BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES THAT TOOK PLACE AT ANY TIME UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO THE EMPLOYEE’S EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF THE EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR ANY ACTS, OMISSIONS, TRANSACTIONS, OR OCCURRENCES BETWEEN THE EMPLOYEE AND THE RELEASED PARTIES.
4.Covenant Not to Sue: Employee agrees and covenants, except as allowed by law with regard to this Agreement, not to sue or file any claims against the Released Parties with regard to any matters arising prior to the execution of this Agreement. Employee represents and warrants that no such claim has been filed to date.

5.Indemnification: Employee agrees to indemnify and hold the Company and the other Released Parties harmless from any and all expenses incurred by them, including but not limited to attorneys’ fees, as the result of the assertion, after Employee executes this Agreement, of any claims, actions, causes of action, rights, demands, costs, expenses, compensation, liabilities or obligations which Employee has released and discharged in this Agreement. The Company acknowledges and agrees that the Company’s Bylaws and the Indemnification Agreement between the Company and Employee, dated October 15, 2015 (“Ferrara Indemnification Agreement”), will continue to provide indemnification and advancement of expenses to Employee as a former officer of the Company in accordance with their respective terms.

6.Non-Disparagement: Employee agrees not to in any way or to any extent slander, libel or otherwise disparage the Company and the Released Parties, including but not limited to, (i) their employees, officers or directors, (ii) the Released Parties’ performance, work product or method of operating, or (iii) making any statement, either written or oral, regarding any of the Released Parties which is disparaging to any of them, or which has a tendency to harm their reputation by lowering them in the estimation of their customers, suppliers, employees or community, or deterring others from doing business, dealing with or otherwise associating with any of the Released Parties. Nothing in this Section 6 shall prohibit Employee from providing testimony pursuant to a subpoena or court order or initiating communications directly with, or responding to any inquiry from, or providing testimony before any federal, state or local regulatory authority, regarding this Agreement or the underlying facts or circumstances. The Company agrees that its Board of Directors, CEO, President, CFO, and Senior Vice Presidents shall not make any statement, written or oral, to any third party regarding Employee which is disparaging or which has a tendency to harm or reflect poorly upon his character, reputation, integrity, business practices, competence, conduct, skills, or professionalism.

7.Continuing Obligations: Employee agrees to comply with the continuing obligations set forth in Paragraphs 7 (“Confidentiality/Trade Secrets”), 8 (“Discoveries”), 9 (“Non-Competition”), and 10 (“Non-Solicitation”) of the Original Employment Agreement. Employee represents and warrants that Employee has complied with these obligations to date. Employee understands and agrees that if Employee materially breaches any of Employee’s continuing obligations under the Employment Agreement, the Company shall have no further obligation to make any payment or provide any benefit under this Agreement, unless the value of the payment or benefit exceeds the actual damages sustained by the Company with respect to such material breach.

8.Injunctive Relief/Breach of this Agreement: Without limiting the remedies contemplated by Paragraph 11 of the Employment Agreement, Employee also acknowledges that any breach of this Agreement would cause irreparable injury to the Company and/or the Released Parties and that their remedy at law would be inadequate and, accordingly, consents to and agrees that temporary and permanent injunctive relief may be granted, without bond, in any proceeding which may be brought to enforce this Agreement, without the necessity of proof of actual damage. This right to an injunction shall not prohibit the Company from pursuing any other remedies available to it including, but not limited to, the recovery of damages. Employee further agrees that the Company may provide a copy of this Agreement to any prospective employer of Employee that the Company believes is a competitor.

9.Confidentiality: Employee agrees to keep strictly confidential all the terms and conditions of this Agreement, including amounts in this Agreement, and shall not disclose them, to any person other than Employee’s spouse, legal or financial adviser or government officials who seek such information in the course of their official duties, unless compelled, allowed by law to do so, or else as otherwise required by law. Nothing in this Section shall: (i) prohibit the Company from making public disclosure regarding this Agreement, or (ii) prohibit Employee from providing testimony pursuant to a subpoena or court order or initiating communications directly with, or responding to any inquiry from, or providing testimony before any federal, state or local regulatory authority, regarding this Agreement or the underlying facts or circumstances.

10.Property: Employee represents and warrants that Employee has returned all tangible and intangible property belonging to the Company and/or its affiliates, including all trade secrets, confidential and/or non-public proprietary information of the Company. Employee further represents and warrants that Employee has not retained any copies, in electronic form or otherwise, of such property, trade secrets or information.

11.Cooperation: Employee agrees that Employee will cooperate with the Released Parties in the defense of any legal matter arising from actions or omissions during the period of Employee’s employment. The Company agrees to pay all of Employee’s reasonable and documented out-of-pocket expenses in meeting his obligations under this paragraph and to materially cooperate with any scheduling issues; provided, however, that if Employee is a named party to such legal matter, reimbursement of such expenses will be subject to the terms of the applicable provisions of the Bylaws and the Ferrara Indemnification Agreement.

12.Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act: Employee acknowledges that:

(a)	Employee is specifically releasing any and all claims, whether known or unknown, which are based on the Age Discrimination in Employment Act;

(b)	This Agreement does not waive rights or claims that arise after the date this release is executed;

(c)
Employee has signed this Agreement of Employee’s own free will in exchange for the consideration stated above, which Employee acknowledges constitutes full, fair, reasonable and adequate consideration, to which Employee is not otherwise entitled, for the affirmations, certifications, representations and promises made herein;

(d)
Employee has carefully read and fully understands all the provisions of this Agreement, including Section 12 of this Agreement entitled “Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act,” and that Employee has been afforded the opportunity to take at least twenty-one (21) days to consider the terms hereof before signing it. Employee chooses to waive this opportunity;

(e)	Employee has been advised in writing by this Agreement that Employee should consult with an attorney prior to executing this Agreement;

(f)
Employee understands and agrees that this Agreement shall become effective on the Separation Date but may be revoked by the Employee until the expiration of seven (7) calendar days after it is executed by Employee (the “Revocation Period”). If Employee wishes to revoke this Agreement, Employee agrees to do so in writing within the Revocation Period and deliver such written notice of Employee’s revocation of this Agreement to Nancy Morrow, Senior Vice President, Human Resources, 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210, 913.234.3387 (facsimile). ;

(g)
Employee also understands that should Employee decide to revoke this Agreement within seven (7) days of signing, the Agreement shall become void and of no further effect and the Severance Consideration shall not be paid or provided; and

(h)
Employee represents and warrants that the information provided in this Agreement provides sufficient information for Employee to knowingly and voluntarily release any claims based upon the Age Discrimination in Employment Act.

13.Section 409A: The intent of the parties is that payments and benefits under this Agreement (and all other Company plans and agreements) comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have severed employment with the Company for purposes of any payments under this Agreement which are subject to Code Section 409A until Employee has incurred a “separation from service” from the Company within the meaning of Code Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement (or any plans or agreements referenced herein) during the six-month period immediately following Employee’s separation from service shall instead be paid as soon as administratively practical after the date that is six (6) months following Employee’s separation from service (or, if earlier, Employee’s date of death). To the extent required to avoid an accelerated or additional tax under Code Section 409A, amounts reimbursable to Employee shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Employee) during one (1) year may not affect amounts reimbursable or provided in any subsequent year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

14.Successors: This Agreement binds and inures to the benefit of Employee’s heirs, administrators, representatives, executors, successors and assigns, and all Released Parties and their heirs, administrators, representatives, executors, successors and assigns.

15.Entire Agreement/Modification: Except as set forth herein and in the Employment Agreement, this Agreement, the Employment Agreement, the amendment to Employee’s Option Agreement to accelerate the vesting of the options granted thereunder (as contemplated by Section 2 hereof), and the Bylaws and the Ferrara Indemnification Agreement (as contemplated by Section 5 hereof) (collectively, the “Severance Documents”), shall be construed as a whole according to their fair meaning and not strictly for or against Employee, the Company or any Released Party. Except as set forth herein and in the Employment Agreement, the Severance Documents set forth the entire Agreement between Employee and the Company concerning the subject matter herein, and may not be modified except by a writing signed by both Employee and an authorized official of the Company. Employee represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any representation or statement not set forth herein by Released Parties or any of the Released Parties’ agents, representatives, or attorneys.

16.Severability: The parties hereto believe that the provisions of this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the parties. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

17.CONFLICT OF LAW: THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MASSACHUSETTS AND NO DOCTRINE OF CHOICE OF LAW OR CONFLICTS OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF MASSACHUSETTS, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, SHALL BE INTERPOSED IN ANY ACTION HEREON. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE STATE COURTS IN MASSACHUSETTS, OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS. THE PARTIES CONSENT TO SUCH

JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 15 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF THIS AGREEMENT IN ANY OTHER JURISDICTION.

18.Non-Admission: The Parties agree that this Agreement is a compromise of disputed claims, if any, and shall not in any way be construed as an admission by any Released Party that it has acted wrongfully with respect to Employee or any other person, which is expressly denied, or that Employee has any claims whatsoever against any Released Party.

19.One and the Same Agreement: This Agreement may be executed in one or more counterparts, and by the parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by email shall be deemed original signatures.

20.Each Party the Drafter: This Agreement and the provisions contained in it shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.

SIGNATURES ON THE FOLLOWING PAGE

I have carefully read this Agreement in its entirety. I fully understand the Agreement’s contents and the legal effects thereof, including the Releases in Sections 3 and 11. I understand that I have a right to review this Agreement with an attorney of my choice, and I have executed the same of my own free will, without any coercion by the Company, the Released Parties, or any of the Company’s or the Released Parties’ directors, officers, employees, agents or representatives.

By: /s/ JOHN C. FERRARA	November 15, 2017
John C. Ferrara	Date

CARTESIAN, INC.

By: /s/ NANCY MORROW	November 15, 2017
Name: Nancy Morrow	Date
Title: Senior Vice President, Human Resources